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                                   EXHIBIT 21

                      Subsidiaries of Silgan Holdings Inc.



     Silgan Plastics Corporation/1/

        827599 Ontario Inc. (Canadian Holdco.)/2/

             Silgan Plastics Canada Inc./3/

     Silgan Containers Corporation/1/

        California-Washington Can Corporation/4/

        SCCW Can Corporation/4/

     828745 Ontario Inc. (NRO, Ltd.)/1/

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1.  Wholly-owned subsidiary of Silgan Holdings Inc.

2.  Wholly-owned subsidiary of Silgan Plastics Corporation.

3.  Wholly-owned subsidiary of Canadian Holdco.

4.  Wholly-owned subsidiary of Silgan Containers Corporation.